Exhibit 5c

(4)

THIS SUPPLEMENTAL INDENTURE made as of the 7th day of March, 2002

BETWEEN:

TALISMAN ENERGY INC., a corporation incorporated under the *Canada Business Corporations Act* and having its head office in the City of Calgary, in the Province of Alberta (the "Corporation")

OF THE FIRST PART

AND:

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada and having an office in the City of Calgary, in the Province of Alberta (the "Trustee")

OF THE SECOND PART

WITNESSETH THAT:

WHEREAS the Corporation entered into a trust indenture dated as of November 24, 1997 with Montreal Trust Company of Canada providing for the issuance of Debentures (the "Trust Indenture");

AND WHEREAS the Corporation entered into a supplemental trust indenture dated as of April 6, 2000 with Montreal Trust Company of Canada to correct a defective provision contained in Section 10.1 of the Trust Indenture;

AND WHEREAS the Corporation entered into a supplemental trust indenture dated as of January 23, 2002 with Montreal Trust Company of Canada and with the Trustee providing for the resignation of Montreal Trust Company of Canada as trustee under the Trust Indenture and appointing Computershare Trust Company of Canada as Trustee under the Trust Indenture;

AND WHEREAS the Corporation deems it desirable to clarify the definition of "Restricted Subsidiary" contained in Section 1.1 of the Trust Indenture to ensure that partnerships are brought within the definition;

AND WHEREAS the Revised Statutes of Alberta 2000 have been adopted and the Corporation deems it desirable to amend a reference to a provision of the *Personal Property Security Act* (Alberta) contained in Section 1.1(aa) of the Trust Indenture to ensure that the Trust Indenture refers to the correct provision;

AND WHEREAS the Corporation moved its head office to a new location within Calgary in February of 2000, and the Corporation deems it desirable to amend a statement of the address of the Corporation's principal office contained in Section 3.13 of the Trust Indenture;

AND WHEREAS the Corporation and the Trustee wish to allow for the payment of funds by electronic funds wire or other transmission;

AND WHEREAS the making of the amendments provided for in this Supplemental Indenture would in no way prejudice the rights of the Trustee or of the Debenture holders under the Trust Indenture;

AND WHEREAS the foregoing recitals are made as representations and statements of fact by the Corporation and not by the Trustee;

NOW THEREFORE it is hereby covenanted, agreed and declared as follows:

ARTICLE I
Interpretation

Section 1.1 Supplemental Indenture

"This Supplemental Indenture", "hereto", "herein", "hereof", "hereby", "hereunder", and similar expressions refer to this Supplemental Indenture and not to any particular Article, Section or other portion hereof and include any and every instrument supplemental or ancillary hereto or in implement hereof.

Section 1.2 Definitions in Trust Indenture

All terms contained in this Supplemental Indenture which are defined in the Trust Indenture shall, for all purposes hereof, have the meanings given to such terms in the Trust Indenture unless the context otherwise specifies or requires.

Section 1.3 Interpretation Not Affected by Headings

The division of this Supplemental Indenture into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Supplemental Indenture.

ARTICLE II
Amendments to the Trust Indenture

Section 2.1 Corrections to Definition of "Restricted Subsidiary"

Section 1.1 of the Trust Indenture is amended as follows:

(a) Subsection 1.1(bb) of the Trust Indenture is deleted and replaced by the following:

'(bb) "Subsidiary" means with respect to the Corporation, any company of which there are owned, directly or indirectly, by or for the Corporation or by or for any company in like relation to the Corporation, Voting Shares which in the aggregate, entitle the holders thereof to cast more than 50% of the votes which may be cast by the holders of all outstanding Voting Shares of such first mentioned company for the election or designation of directors, managing general partners or managing members, and includes any company in like relation to a Subsidiary.'

(b) A new subsection 1.1(d.1) is added to the Trust Indenture as follows:

'(d.1) "company" includes companies, associations, partnerships, limited liability companies, and business trusts.'

(c) Subsection 1.1(ee) of the Trust Indenture is deleted and replaced by the following:

'(ee) "Voting Shares" means shares of capital stock of any class or classes or other interests in the case of a partnership, as applicable, having general voting power under ordinary circumstances to elect directors, managers, managing partners in the case of a partnership, as applicable, trustees or similar controlling persons of a company.'

Section 2.2 **<u>Correction to Subsection 1.1(aa)</u>**

Subsection 1.1(aa) of the Trust Indenture is deleted and replaced by the following:

'(aa) "Security Interest" means any security by way of an assignment, mortgage, charge, pledge, lien, encumbrance, title retention agreement or other security interest whatsoever, howsoever created or arising, whether absolute or contingent, fixed or floating, perfected or not, provided however, for greater certainty, "Security Interest" shall not include any security interest referred to in Section 1(1)(tt)(ii) of the *Personal Property Security Act* (Alberta.)'

Section 2.3 **<u>Correction to Section 3.13</u>**

Section 3.13 of the Trust Indenture is hereby amended to record the address of the Corporation's principal office as 3400, 888- 3rd Street S.W., Calgary, Alberta, T2P 5C5 (facsimile number 403-231-2871).

Section 2.4 <u>Method of Payment</u>

A new subsection 5.5 is added to the Trust Indenture as follows:

> **'5.5 Method of Payment**
>
> All payments to be made under the Trust Indenture which are required to be made by cheque payable to any person, may also be made by electronic funds wire or other transmission of immediately available funds for credit to the commercial bank and account of that person, as that person may designate in writing, notwithstanding any contrary provision in the Trust Indenture or in any Debenture with respect to the place of payment.'

ARTICLE 3
General

Section 3.1 <u>Indenture Supplemental to Trust Indenture</u>

This Supplemental Indenture is supplemental to the Trust Indenture, as supplemented and the Trust Indenture and the Debentures issued thereunder shall, from this date forward, be read in conjunction with this Supplemental Indenture. The Trust Indenture, as supplemented and this Supplemental Indenture shall, from this date forward, have effect so far as practicable as if all the provisions of the Trust Indenture, as supplemented, and this Supplemental Indenture were contained in one instrument.

Section 3.2 <u>Acceptance of Trust</u>

The Trustee hereby accepts the trusts in this Supplemental Indenture declared and provided for and agrees to perform the same upon the terms and conditions hereinbefore set forth in trust for the various persons who shall from time to time be Debenture holders subject to all the terms and conditions herein set forth.

Section 3.3 <u>Counterparts and Formal Date</u>

This Supplemental Indenture may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear the date as of the ~~6th~~ 7th day of March, 2002.

IN WITNESS WHEREOF the parties hereto have executed this Supplemental Indenture as of the date first written above.

TALISMAN ENERGY INC.

By: ______________________________
Michael D. McDonald
Vice-President, Finance and Chief Financial Officer

By: ______________________________
M. Jacqueline Sheppard
Vice-President, Legal and Corporate Projects, and Corporate Secretary

COMPUTERSHARE TRUST COMPANY OF CANADA

Per: ______________________________

P[redacted]